UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 30, 2002
(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8606 (Commission File Number)	23-2259884 (I.R.S. Employer Identification No.)

1095 Avenue of the Americas, New York, New York (Address of principal executive offices)	10036 (Zip Code)

Registrant’s telephone number, including area code: (212) 395-2121

Not applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.
SIGNATURE

Item 9. Regulation FD Disclosure.

On September 30, 2002 at a meeting with fixed income investors, Doreen A. Toben, Executive Vice President and Chief Financial Officer of Verizon Communications Inc. is providing an update on the company's continued progress in reducing its debt levels. The company estimates that its total debt at the close of the third quarter 2002 will be approximately $57 billion, and net debt (including cash) of approximately $53 billion, with commercial paper balances below $4 billion. The company further estimates total debt at year-end of $56 billion-$57 billion, producing a debt/EBITDA ratio of 1.9 on an estimated adjusted EBITDA base of over $29 billion. The company also estimates that it will generate $3 billion-$4 billion in free cash flow from operations during 2002 based upon $20 billion-$21 billion cash from operations less capital expenditures of $13 billion-$13.5 billion and dividends of approximately $4.2 billion.

Cautionary Statement Concerning Forward-Looking Statements

This Current Report on Form 8-K contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; our ability to satisfy regulatory merger conditions and obtain combined company revenue enhancements and cost savings; the ability of Verizon Wireless to achieve revenue enhancements and cost savings, and obtain sufficient spectrum resources; the outcome of litigation concerning the FCC NextWave spectrum auction; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.

(Registrant)

Date:	September 30, 2002	/s/ John F. Killian

John F. Killian Senior Vice President and Controller